Exhibit 99.2
Golfsmith International Holdings, Inc., Announces Pricing of its Initial Public Offering
AUSTIN, June 14, 2006 — Golfsmith International Holdings, Inc., today announced the pricing of its initial public offering of 6,000,000 shares of common stock at a price of $11.50 per share, all of which are being offered by the company. The shares will be listed on the Nasdaq National Market and will trade under the symbol “GOLF,” beginning June 15, 2006. Golfsmith has granted the underwriters a 30-day option to purchase up to an aggregate of 900,000 additional shares to cover over-allotments, if any.
The closing of the offering is scheduled to take place on June 20, 2006. Golfsmith expects to receive net proceeds of approximately $61.2 million from the offering and intends to use the net proceeds, together with borrowings under its senior secured credit facility, primarily to repay its outstanding 8.375 percent senior secured notes.
Merrill Lynch & Co. and JPMorgan have served as joint book-running managers for the offering, and Lazard Capital Markets has served as co-manager. Copies of the final prospectus relating to the offering may be obtained, when available, from Merrill Lynch, Pierce, Fenner & Smith Incorporated at 4 World Financial Center, 5th Floor, New York, NY, 10080 (212-449-1000); or JPMorgan Prospectus Department at One Chase Manhattan Plaza, Floor 5B, New York, NY, 10081 (212-552-5164).
A registration statement relating to these securities was filed and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or other jurisdiction.
Golfsmith International Holdings, Inc., is a specialty retailer of golf and tennis equipment, apparel and accessories. The company operates as an integrated multi-channel retailer, offering its guests the convenience of shopping in its 58 stores across the United States, through its Internet site and from its assortment of catalogs. Golfsmith offers an extensive product selection that features premier branded merchandise, as well as its proprietary products, clubmaking components and pre-owned clubs.
Certain statements made in this news release are forward looking in nature and, accordingly, are subject to risks and uncertainties. These forward-looking statements are only predictions based on our current expectations and projections about future events. Important factors could cause our actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, those discussed in our Registration Statement on Form S-1 under the caption “Risk Factors.”
For more information, contact:
Andy Craig, 512-794-5906,
andy@fairshareconsulting.com